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                                                                   Exhibit 4.C.1



                        SENIOR NOTE AGREEMENT AMENDMENT


                        PLUM CREEK TIMBER COMPANY, L.P.
                                999 THIRD AVENUE
                           SEATTLE, WASHINGTON 98104

                                                         As of September 1, 1993

To each of the Purchasers
         listed on the attached
         Purchaser Schedule

Dear Purchaser:

                                    RECITALS

         WHEREAS, you and Plum Creek Timber Company, L.P., a Delaware limited partnership (the "Company"), have entered into Senior Note Agreements dated as of May 31, 1989 and as amended to the date hereof (the "Senior Note Agreements") pursuant to which the Company issued its 11-1/8% Senior Notes due June 8, 2007 (the "Senior Notes");

         WHEREAS, Plum Creek Manufacturing, L.P., a Delaware limited partnership ("Manufacturing"), is the obligor with respect to certain 11-1/8% First Mortgage Notes due June 8, 2007 (the "Mortgage Notes"), pursuant to certain Mortgage Note Agreements, dated May 31, 1989 and as amended to the date hereof, among Manufacturing, the Company and the several holders of the Mortgage Notes identified on the Purchaser Schedule attached thereto ("Mortgage Note Agreements");

         WHEREAS, the Company desires to purchase certain timberlands in the State of Montana ("Champion Timberlands") from Champion International Corporation;

         WHEREAS, the Company, in order to finance the purchase of the Champion Timberlands, proposes to enter into a Revolving Credit Agreement with Bank of America National Trust and Savings Association and the other lenders parties to such facility ("Bank of America Revolving Credit Agreement");

         WHEREAS, concurrently with the execution and delivery of this Agreement, Manufacturing is executing and delivering a Mortgage Note Agreement Amendment ("Mortgage Note Amendment Agreement") with the Required Holders (as defined in the Mortgage Note Agreement) of the Mortgage Notes;

         WHEREAS, consummation of certain of the foregoing transactions requires certain amendments to the Senior Note Agreements;

         NOW, THEREFORE, the Company hereby agrees with you that this Agreement
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shall become effective as of the date on which the Bank of America Revolving
Credit Agreement become effective (the "Effective Time") and that thereafter, all references to, and actions taken in connection with, the Senior Note Agreements shall incorporate this Agreement in its entirety. All capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in the Senior Note Agreements.

1.       CERTAIN AMENDMENTS

         A.      DEFINITIONS

                 (1) The definition of "Designated Acres" in Paragraph 10B of the Senior Note Agreements shall be amended by replacing the numeral "150,000" in the second line thereof with "200,000."

                 (2) The following definitions shall be added to Paragraph 10B of the Senior Note Agreements:

                          "Bank of America Revolving Credit Agreement" shall
                 mean the credit agreement to be entered into between the Company, Bank of America National Trust and Savings Association, as Administrative Agent, and certain other lenders pursuant to which the lenders thereunder shall provide credit facilities to the Company in an aggregate principal amount not to exceed $260,000,000.

                          "Qualified Debt" shall mean, as to the Company, as of
                 any date of determination, without duplication, all outstanding indebtedness of the Company for borrowed money, including, without limitation, Debt represented by the Notes and the Bank of America Revolving Credit Agreement.

                          "Actual Percentage" shall mean, at any date of
                 determination, the percentage determined by dividing the aggregate outstanding principal balance of the Notes by the aggregate outstanding principal balance of all Qualified Debt, including the Notes.

                          "Desired Percentage" shall mean thirty-eight percent
                 (38%), the percentage determined by dividing the aggregate outstanding principal balance of the Notes on September 1, 1993 by the aggregate outstanding principal balance of all Qualified Debt outstanding upon the drawdown of the Bank of America Revolving Credit Agreement.





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         B.      PARAGRAPH 6B(5)(VIII)--MERGER AND SALE OF ASSETS

                 (1) The existing Paragraph 6B(5)(viii) of the Senior Note Agreements shall be replaced by the following new subparagraphs (viii) and (ix):

                          (viii) the Company and its Restricted Subsidiaries may otherwise sell for cash properties that constitute the Company's Columbia River Unit in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives, if and only if (a) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (b) the net proceeds of any such sale are either (x) subject to subclause (e) of this Paragraph 6B(5)(viii), distributed immediately upon receipt thereof to holders of Qualified Debt other than the Notes for application (either immediately or within 180 days) to prepayment of such Qualified Debt, or (y) applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, (c) in the event net proceeds of any such sale are in excess of $25,000,000 and if not applied immediately as provided in subclause (b) above, placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance satisfactory to holders of 66-2/3% of the outstanding principal amount balance of the Qualified Debt other than the Notes, for the purpose of application in accordance with subclause (b) above, (d) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of the proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to paragraph 6B(2)(ix), and (e) the aggregate net proceeds of all sales pursuant to this paragraph
                 (viii) during the year from the funding of the first loan under the Bank of America Revolving Credit Agreement to the first anniversary thereof that are applied in repayment of Qualified Debt other than the Notes do not exceed $150,000,000, and

                          (ix) the Company and its Restricted Subsidiaries may otherwise sell for cash properties (other than properties described in Paragraph 6B(5)(viii) above) in an amount not less than the fair value thereof as determined in good faith by the Responsible Representatives if and only if (a) immediately after giving effect to such proposed sale, no condition or event shall exist which constitutes an Event of Default or Material Default, (b) the net proceeds of any such sale (x) are applied first, if any net proceeds





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                 have been used to repay Qualified Debt other than the Notes in accordance with paragraph 6B(5)(viii), to the prepayment of the Notes pursuant to Paragraphs 4A or 4B, as the case may be, to the extent necessary to cause their Actual Percentage to equal the Desired Percentage, and second, pro rata (based on the current outstanding principal of all Qualified Debt) to the holders of all Qualified Debt, or (y) are applied, within 180 days after such sale, to the purchase of productive assets in the same line of business, (c) the net proceeds of any such sale are either (x) distributed immediately upon receipt thereof to holders of Qualified Debt in accordance with subclause (b)(x) above for application (either immediately or within 180 days, which, in the case of the Notes, shall be pursuant to an escrow agreement satisfactory in form and substance to the Required Holder(s)) to repayment of such Qualified Debt, or (y) if in excess of $25,000,000, placed immediately upon receipt thereof in an escrow or cash collateral account or accounts, pursuant to an agreement or agreements in form and substance reasonably satisfactory to holders of 66-2/3% of the outstanding principal balance of the Qualified Debt, for the purpose of application in accordance with subclause (b) above, and (d) immediately after giving effect to such sale (giving effect on a pro forma basis to any proposed retirement of Qualified Debt out of the proceeds thereof), the Company could incur $1 of additional Funded Debt pursuant to paragraph 6B(2)(ix).

         C.      PARAGRAPH 6B(6)--HARVESTING RESTRICTIONS

                 Paragraph 6B(6) of the Senior Note Agreements shall be amended in its entirety to read as follows:

                          6B(6)  HARVESTING RESTRICTIONS -- In any calendar
                 year, harvest Timber on the Timberlands then owned by the Company in excess of the amount set forth for such calendar year in the following table:





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
                                                                      Maximum MMBF
                 Calendar Year                                       to be Harvested
                 -------------                                       ---------------
                 1989 (including harvest by
                   predecessor prior to the
                   closing) through 1991
                                                                         675 MMBF
                 1992 and 1993                                           650 MMBF
                 1994 through 1996                                       700 MMBF
                 1997 through 2000                                       675 MMBF
                 2001 through 2007                                       625 MMBF

                 plus, in each year, the amount, if any, by which the cumulative amount set forth in the table above for the preceding years exceeds the cumulative amount actually harvested in such years; unless the net cash proceeds from such excess harvest are either (i) distributed to all holders of Qualified Debt pro rata based upon outstanding principal balances at the time of such distribution for application (either immediately or within 180 days after such excess harvest) to the repayment of such Qualified Debt, which, in the case of the Notes, shall be a prepayment pursuant to Paragraph 4A or 4B, as the case may be, and shall be pursuant to an escrow agreement satisfactory in form and substance to the Required Holder(s), or (ii) applied, within 180 days after any such excess harvest, to purchase Timber (including Timber on Timberlands purchased) having a fair value (in the good faith judgment of the Responsible Representatives) not less than the fair value of the Timber subject to such excess harvest.

2.       CONDITIONS TO EFFECTIVENESS

         The amendments to the Senior Note Agreements and the other agreements set forth herein shall become effective, subject to the fulfillment of the following conditions to your satisfaction or waiver by you thereof (as evidenced by your execution and delivery of this Agreement) on or prior to the Effective Time.

         A.      REPRESENTATIONS AND WARRANTIES; NO DEFAULT

         The representations and warranties contained in Paragraph 3 hereof shall be true in all material respects on and as of the date of closing, except to the extent of changes caused by the transactions herein contemplated; and there shall exist on the date of closing no Event of Default or Default.





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         B.      CERTAIN AGREEMENTS

         Each of (i) this Agreement, (ii) Bank of America Revolving Credit Agreement, and (iii) the Mortgage Note Amendment Agreement shall have been duly authorized, executed and delivered by the parties thereto (other than you) and shall be in full force and effect.

         C.      PROCEEDINGS

         All proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance and form to you, and you shall have received all such counterpart originals or certified or other copies of such documents as you may reasonably request.

3.       REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants as follows:

         A.      ORGANIZATION

         The Company is a limited partnership duly organized, validly existing and in good standing under the Delaware Revised Uniform Limited Partnership Act and has all requisite partnership power and authority to own and operate its properties, to conduct its business as now conducted and as proposed to be conducted and to enter into this Agreement.

         B.      QUALIFICATION

         The Company is duly qualified or registered for transaction of business and in good standing as a foreign limited partnership in each jurisdiction in which the failure so to qualify or be registered would have a material adverse effect on the business, property or assets, condition or operations of the Company, or on the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes.





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         C.      SUBSIDIARIES

         As of the Effective Time the General Partner owns a 2% general partner's interest and the Company owns a 98% limited partner's interest in Manufacturing, which interests have been duly authorized and validly issued, fully paid and non-assessable and are owned free and clear of any Liens. Manufacturing has issued no warrants or options to acquire, or instruments convertible into or exchangeable for any equity interest in Manufacturing. As of the Effective Time the General Partner owns 4% of the capital stock and the Company owns 96% of the capital stock of Marketing, which capital stock has been duly authorized and validly issued, fully paid and non-assessable and are owned free and clear of any liens. Marketing has issued no warrants or options to acquire or interests convertible into or exchangeable for any equity interest in Marketing. As of the Effective Time the Company has no Subsidiaries other than Manufacturing and Marketing. As of the Effective Time Manufacturing has no Subsidiaries.

         D.      CHANGES, ETC.

         Except as contemplated by this Agreement, since June 30, 1993, the date of the most recent consolidated financial statements of the Company, (a) the Company has not incurred any material liabilities or obligations, direct or contingent, or entered into any material transactions not in the ordinary course of business (except for the commitment to purchase the Champion Timberlands), and (b) there has not been any material adverse change in the financial condition or operations of the Company.

         E.      ACTIONS PENDING

         There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, by or before any court, arbitrator or administrative or governmental body which questions the validity of this Agreement, or any action taken or to be taken pursuant to this Agreement, which would be reasonably likely to result in any material adverse change in the business, properties or assets, condition or operations of the Company, or in the inability of the Company to perform its obligations under this Agreement, the Senior Note Agreements or the Senior Notes, following the effectuation of the transactions described herein.





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         F.      COMPLIANCE WITH OTHER INSTRUMENTS, ETC.

         The Company is not in violation of any provision of the Partnership Agreement or of any term of any agreement or instrument to which it is a party or by which it or any of its properties is bound or any term of any applicable law, ordinance, rule or regulation of any governmental authority or any term of any applicable order, judgment or decree of any court, arbitrator or governmental authority (collectively, "term"), the consequences of which violation would be reasonably likely to have a material adverse effect on its business, properties or assets, condition or operations or on the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes, and the execution, delivery and performance by the Company of this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes will not result in any violation of or be in conflict with or constitute a default under any such term or result in the creation of (or impose any obligation on the Company to create) any Lien upon any of the properties or assets of the Company, pursuant to any such term except for Liens permitted by paragraph 6B(1) of the Senior Note Agreements; and there is no such term which materially adversely affects or in the future would be likely to materially adversely affect the business, properties or assets, condition or operations of the Company or the ability of the Company to perform its obligations under this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes.

         G.      GOVERNMENTAL CONSENT

         No consent, approval or authorization of, or declaration or filing with, any governmental authority is required for the valid execution, delivery and performance by the Company of this Agreement, or, after giving effect to the transactions contemplated hereby, the Senior Note Agreements or the Senior Notes other than those which have been obtained on or prior to the Effective Time.

         H.      FOREIGN ASSETS CONTROL REGULATIONS, ETC.

         The execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby will not violate the Foreign Assets Control Regulations, the Transaction Control Regulations, the Cuban Assets Control Regulations, the Foreign Funds Control Regulations, the Iranian Assets Control Regulations, the Nicaraguan Trade Control Regulations, the South African Transactions Regulations, the Libyan Sanctions Regulations, the Soviet Gold Coin Regulations or the Panamanian Transactions Regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or (i) Executive Orders 12722 and 12724 (55 Fed. Reg. 31803 and 55 Fed Reg. 33089), Blocking Iraqi Government Property and Prohibiting Transactions with Iraq, and (ii) Executive Orders 12723 and 12725 (55 Fed. Reg. 31805 and 55 Fed. Reg. 33091), Blocking Kuwaiti Government Property and Prohibiting Transactions with Kuwait.





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
         I.      DISCLOSURE

         Neither this Agreement nor any other document, certificate or statement furnished to you by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the businesses, property or assets, condition or results of operations of the Company and which has not been set forth in this Agreement, or in the other documents, certificates and statements furnished to you by or on behalf of the Company, prior to the date hereof in connection with the transactions contemplated hereby.

4.       EXPENSES; INDEMNIFICATION

         The Company shall, whether or not the transactions contemplated hereby are consummated, save each holder of Senior Notes harmless for all out-of-pocket expenses arising in connection with the execution and delivery or performance of this Agreement, including the reasonable fees and expenses of special counsel for the holders of Senior Notes. The Company shall also indemnify and save each holder of Senior Notes harmless from and against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (including, without limitation, any taxes, and any additional taxes imposed on any amounts payable pursuant to this Paragraph 4) which may at any time be imposed on, incurred by or asserted against any holder of Senior Notes in any way arising out of, relating to or resulting from this Agreement or the transactions contemplated hereby. The obligations of the Company under this Paragraph 4 shall survive the transfer of any Senior Note or portion thereof or interest therein by a holder of Senior Notes or any transferee and the payment of any Senior Note.

5.       MISCELLANEOUS.

         A.      CONTINUITY AND INTEGRATION OF AGREEMENTS.

         The Senior Note Agreements, as affected by this Agreement, shall remain in full force and effect and are hereby ratified and confirmed, and the Senior Note Agreements and this Agreement shall be deemed to be and are construed as a single agreement.

         B.      SURVIVAL OF REPRESENTATIONS AND WARRANTIES.

         All representations and warranties contained herein shall survive the execution and delivery of this Agreement, and the transfer of any Senior Note by a holder thereof. Such representations and warranties may be relied upon by any transferee of a Senior Note from a holder thereof.





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         C.      SUCCESSORS AND ASSIGNS.

         All covenants and agreements in this Agreement contained by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

         D.      DESCRIPTIVE HEADINGS.

         The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         E.      COUNTERPARTS.

         This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK. THIS AGREEMENT SHALL BE BINDING UPON THE COMPANY AND THE HOLDERS OF SENIOR NOTES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the date first above written.

                                          PLUM CREEK TIMBER COMPANY, L.P.
                                          By:  Plum Creek Management Company,
                                               L.P., General Partner



                                          By:  . . . . . . . . . . . . . . .
                                               Name:    Rick R. Holley
                                               Title:   Vice President and
                                                        Chief Financial Officer

The foregoing is accepted and agreed to:

By: . . . . . . . . . . . . . . . . .
    Name:
    Title:
    Company:





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